Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 1st day of January, 2019 (the "Effective Date"), is between Gopher Protocol Inc., a Nevada corporation whose principal address is 2500 Broadway, F-125, Santa Monica, CA 90404 (the "Company"), and DOUGLAS L. DAVIS, an individual resident of the State of California whose principal address is 2030 Canyon Court, La Habra Heights, California 90631 (“Employee"). The Company and Executive or Employee are sometimes hereinafter collectively referred to in this Agreement as the "Parties."

WHEREAS, the Company has employed Employee since July 2018 and desires to continue to employ Employee, and Employee desires to accept amended and restated terms of employment, as set forth in this Agreement;

WHEREAS, this Agreement will amend and restate that certain Employment Agreement between the Company and Employee dated July 23, 2018;

NOW THEREFORE, in consideration of the mutual covenants expressed below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Employment. Company agrees to employ Employee and Employee agrees to be employed by Company as the Chief Executive Officer with the duties established by the Company from time to time and upon the terms and conditions hereinafter set forth. Nothing contained herein shall be deemed to create a relationship of partnership or joint venture between the Parties and the relationship between the Company and Employee shall remain as Company and Employee.

2.       Duties. Company and Employee agree that Employee shall perform in a diligent, efficient and lawful manner any and all duties that are customarily performed by the Chief Executive Officer for the Company, which shall include coordinating and managing an application to list on the Nasdaq. Employee agrees to abide by Company's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

3.       Term. The term of Employee's employment under this Agreement (the "Term") shall be as follows:

(a)       Term. The Term commences on the Effective Date of this Agreement and shall expire at 11:59 p.m. (Eastern Time) on January 1, 2021.

4.       Base Compensation; Bonus Plan.

(a)       Base Compensation. Employee shall be paid a base salary on an annual basis equal to TWO HUNDRED FIFTY THOUSAND and NO/100 Dollars ($250,000.00), payable in accordance with Company’s customary payroll practices subject to the conditions and restrictions set forth in this Agreement. The base salary shall be increased to FOUR HUNDRED THOUSAND and NO/100 Dollars ($400,000.00) upon the Company uplisting to a national exchange. Employee's base salary in effect from time to time, exclusive of any other compensation under this Agreement, is hereinafter called the "Base Salary." Base Salary shall start upon Employee’s first date of reporting to work on behalf of Company, which date shall be the Effective Date.

(b)       Equity Awards. Employee shall also be entitled to the issuance of Stock Options (the "Option") to acquire an aggregate of 5,000,000 shares of common stock of the Company, exercisable for five years, subject to vesting. The form of Option to be issued is attached hereto as Exhibit A. The Option shall be earned and vested (i) with respect to 2,000,000 shares of common stock on the date hereof, (ii) 500,000 shares of common stock upon the successful dual list of the Company on an international exchange such as SIX Zurich Stock Exchange or Euronext, (iii) 1,500,000 shares of common stock upon the successful up listing to a national exchange such as the Nasdaq, NYSE Euronext, TSX, AMEX or other, and (iv) with respect to 500,000 shares of common stock at each of the six (6) month anniversaries (July 1, 2019 and January 1, 2020) after the Effective Date, provided, however, in order for such shares to vest, Employee needs to be serving as the Chief Executive Officer of the Company. The exercise price of such Options shall be the closing price of the Company on the date prior to such event.

5.       Participation in Benefit Plans; Additional Benefit.

(a)       During the Term of this Agreement, if the Company offers a health or retirement benefit plan (including a 401(k) or pension plan) the Employee will be eligible to participate. If no plan is offered to Employee, the Company shall reimburse Employee for payments for an family health plan with monthly costs not to exceed $2,500.

(b)       During the Term of this Agreement, the Employee shall be entitled to four (4) weeks paid vacation, holidays, and leave time per year.

(c)       During the Term of this Agreement, the Employee shall be entitled to two (2) weeks sick leave.

6.      Expense Reimbursement/Other.

(a)       The Company shall reimburse the Employee, on a non-accountable basis, and in accordance with the practices, policies and procedures of the Company in effect from time to time, for all expenses actually paid or incurred by Employee in the course of and in furtherance of the business of Company for which Employee provides appropriate documentation and expense reporting in accordance with the practices, policies and procedures of the Company in effect from time to time.

(b)       The Company shall provide the Employee with a laptop computer and cell phone to be used by Employee during the Term of this Agreement. Upon separation of employment, the Employee shall return the laptop computer and cell phone to the Company.

(c)       Employee shall have no obligation to relocate his residence from La Habra Heights, California, or to work out of any office location more than 50 miles from his home.

7.       Employee acknowledges and agrees that:

(a)       during the course of Employee’s employment with the Company, Employee will learn about, will develop and help to develop, and will be entrusted in strict confidence with confidential and proprietary information and trade secrets that are owned by the Company and that are not available to the general public or the Company’s competitors, including (1) its business operations, finances, balance sheets, financial projections, tax information, accounting systems, value of properties, internal governance, structures, plans (including strategic plans and marketing plans), shareholders, directors, officers, employees, contracts, client characteristics, idiosyncrasies, identities, needs, and credit histories, referral sources, suppliers, development, acquisition, and sale opportunities, employment, personnel, and compensation records and programs, confidential planning and/or policy matters, and/or other matters and materials belonging to or relating to the internal affairs and/or business of the Company, (2) information that the Company is required to keep confidential in accordance with confidentiality obligations to third parties, (3) communications between the Company, its officers, directors, shareholders, members, partners, or employees, on the one hand, and any attorney retained by the Company for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or his representation of the Company, on the other hand, and (4) other matters and materials belonging to or relating to the internal affairs and/or business of the Company, including information recorded on any medium that gives it an opportunity to obtain an advantage over its competitors who do not know or use the same or by which the Company derives actual or potential value from such matter or material not generally being known to other persons or entities who might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the “Confidential Information”);

(b)       the Company has developed or purchased or will develop or purchase the Confidential Information at substantial expense in a market in which the Company faces intense competitive pressure, and the Company has kept and will keep secret the Confidential Information;

(c)       nothing in the Agreement shall be deemed or construed to limit or take away any rights or remedies the Company may have, at any time, under statute, common law or in equity or as to any of the Confidential Information that constitutes a trade secret under applicable law.

8.       Confidentiality Covenants. To the extent that Employee developed or had access to Confidential Information before entering into the Agreement, Employee represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity other than the Company, and Employee has not disclosed, directly or indirectly, to any other person or entity, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means or means not involving any act or omission by Employee:

(a)       The Confidential Information is, and at all times shall remain, the sole and exclusive property of the Company;

(b)     except as otherwise permitted by the Agreement, Employee shall use commercially reasonable efforts to guard and protect the Confidential Information from unauthorized disclosure to any other person or entity;

(d)       Employee shall not use for Employee’s own benefit, or for the benefit of any other person or entity other than the Company, and shall not disclose, directly or indirectly, to any other person or entity, any of the Confidential Information; and

(e)       Except in the ordinary course of the Company’s businesses, Employee shall not seek or accept any of the Confidential Information from any former, present, or future employee of any of the Company.

9.      Intellectual Property Rights.

(a)       As used in the Agreement, the term “Inventions” means all procedures, systems, formulas, recipes, algorithms, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of “invention” under the United States patent laws. Employee agrees to disclose promptly to the Company any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Employee during the Employee’s employment with the Company or during a period of one hundred eighty (180) days after the effective date of termination of Employee’s employment with the Company for any reason, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of the Company, or which result, to any extent, from use of the premises or property of the Company (each a “Company Invention”). Employee acknowledges and agrees that the Company is the sole owner of any and all property rights in all such Company Inventions, including the right to use, sell, assign, license, or otherwise transfer or exploit the Company Inventions, and the right to make such changes in them and the uses thereof as the Company may from time to time determine. Employee agrees to disclose in writing and to assign, and Employee hereby assigns, to the Company, without further consideration, Employee’s entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Company Inventions, which shall be the sole property of the Company, whether or not patentable. This Section 12 does not apply to any Inventions: (1) for which no equipment, supplies, facility, or Confidential Information of the Company were used; (2) that were developed entirely on Employee’s own time; and (3) that do not relate at the time of conception or reduction to practice to the current business of the Company or its actual or demonstrably anticipated research or development, or which do not result from any work performed by Employee for the Company.

(b)        Employee acknowledges and agrees that all materials of the Company, including slides, PowerPoint or Keynote presentations, books, pamphlets, handouts, audience participation materials and other data and information pertaining to the business and clients of the Company, either obtained or developed by Employee on behalf of the Company or furnished by the Company to Employee, or to which Employee may have access, shall remain the sole property of the Company and shall not be used by Employee other than for the purpose of performing under the Agreement, unless a majority of the Board of Directors (the “Majority Board”) provides their prior written consent to the contrary.

(c)       Unless the Majority Board otherwise agrees in writing, Employee acknowledges and agrees that all writings and other works which are copyrightable or may be copyrighted (including computer programs) which are related to the present or planned businesses of the Company and which are or were prepared by Employee during the Employee’s employment with the Company are, to the maximum extent permitted by law, deemed to be works for hire, with the copyright automatically vesting in the Company. To the extent that such writings and works are not works for hire, Employee hereby disclaims and waives any and all common law, statutory, and “moral” rights in such writings and works, and agrees to assign, and hereby does assign, to the Company all of Employee’s right, title and interest, including copyright, in such writings and works.

(d)       Nothing contained in the Agreement grants, or shall be deemed or construed to grant, Employee any right, title, or interest in any trade names, service marks, or trademarks owned by the Company (all such trade names, service marks, and trademarks being hereinafter collectively referred to as the “Marks”). Employee may use the Marks solely for the purpose of performing his duties under the Agreement. Employee agrees that he shall not use or permit the use of any of the Marks in any other manner whatsoever without the prior written consent of the Majority Board.

(e)       Employee further agrees to reasonably cooperate with the Company hereafter in obtaining and enforcing patents, copyrights, trademarks, service marks, and other protections of the Company’s rights in and to all Company Inventions, writings and other works. Without limiting the generality of the foregoing, Employee shall, at any time during and after his employment with the Company, at the Company’s reasonable request, execute specific assignments in favor of the Company, or its nominee, of Employee’s interest in any of the Company Inventions, writings or other works covered by the Agreement, as well as execute all papers, render all reasonable assistance, and perform all lawful acts which the Company reasonably considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, service marks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any Company Inventions, writings or other works, and for the transfer of any interest Employee may have therein. Employee shall execute any and all papers and documents required to vest title in the Company or its nominees in any Company Inventions, writings, other works, patents, trademarks, service marks, copyrights, applications and interests to which the Company is entitled under the Agreement.

10.       Remedies. Without limiting any of the other rights or remedies available to the Company at law or in equity, Employee agrees that any actual or threatened violation of any of the provisions of Sections 8, 9, or 10 may be immediately restrained or enjoined by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary, or final injunctions may be issued in any court of competent jurisdiction without notice and without bond. As used in the Agreement, the term “any court of competent jurisdiction” shall include the state and federal courts sitting, or with jurisdiction over actions arising, in Los Angeles County, in the State of California the jurisdiction, venue, and convenient forum of which are hereby expressly CONSENTED TO by Employee and the Company, all objections thereto being expressly WAIVED by Employee and the Company.

11.       No Violation of Other Obligations.

Each Party represents and warrants that neither that Party's execution, delivery, and performance of this Agreement nor that Party's execution, delivery, and performance of any agreement, instrument, or other document or obligation contemplated under this Agreement will result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which that Party is a party or by which that Party is bound.

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13.    Indemnification. The Company agrees to defend and indemnify and hold the Employee harmless from and against any past, present or future claim, action, demand, loss, cost, expense, liability or other damage arising from, and including reasonable attorney’s fees and costs, amounts, expenses, incurred by or imposed against the Employee and arising out of or relating to any past, present or future claim, action, demand, loss, cost, expense, liability or other damage due to Employee’s employment hereunder.

14.    Miscellaneous.

a.       Notices. Any notice, consent, demand, request, approval, or other communication to be given under this Agreement by one Party to the other ("Notice") must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by same-day or overnight courier service, or (iv) delivered by facsimile transmission, in any event to the address or number set forth in the introductory paragraph of this Agreement or to such other address or number as may be designated by either or both of the Parties from time to time.

Notices delivered personally or by courier service shall be deemed given and received as of actual receipt. Notices mailed as described above shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier. Notices delivered by facsimile transmission shall be deemed given and received upon receipt by the sender of the transmission confirmation so long as facsimile transmissions are also accompanied by overnight delivery as set forth above.

b.      Entire Agreement. This Agreement supersedes any and all other agreements and understandings of any kind, either oral or written, between the Parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the Parties with respect to the subject matter of this Agreement.

c.      Modification. Except as stated in the next sentence, no change or modification of this Agreement shall be valid or binding upon the Parties, nor shall any waiver of any term or condition be so binding, unless the change or modification or waiver is in writing and signed by the Parties. Employee acknowledges that the Company may from time to time establish, maintain, and distribute employee handbooks or policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such handbooks, manuals, and statements are intended only for general guidance and shall not be deemed to change or modify this Agreement or to create any liability of the Company to the Employee under this Agreement.

d.      GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED, AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, CALIFORNIA. THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. AS PART OF THE CONSIDERATION FOR THIS AGREEMENT, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF EMPLOYEE, EMPLOYEE HEREBY CONSENTS AND AGREES THAT THE COURTS OF CALIFORNIA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY JUDICIAL DISPUTES BETWEEN THE PARTIES OR OTHER MATTERS EXPRESSLY PERMITTED BY THIS AGREEMENT TO BE LITIGATED IN A COURT. EMPLOYEE EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT AND HEREBY WAIVES ANY OBJECTION WHICH EMPLOYEE MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS.

e.       Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one document.

f.       Gender. Whenever the context requires, words in this Agreement denoting gender shall include the masculine, feminine, and neuter.

g.       Waiver of Breach. Any waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or any subsequent breach.

h.       Certain Defined Terms. As used in this Agreement, (i) "Person" means an individual or any corporation, partnership, trust, unincorporated association, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or other governmental agency, (ii) "include" and "including" shall not denote or signify any limitation, (iii) "business day" means any Monday through Friday other than any such weekday on which the offices of the Company are closed, and (iv) "Section" is a reference to a Section in this Agreement, unless otherwise stated. In addition, the use herein of “annual” or “monthly” (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Employee for employment or compensation for such period.

i.       Captions and Section Headings. Captions and Section or subsection headings used herein are for convenience only and are not a part of this Agreement and shall not be used in any construction of this Agreement.

j.       Expenses. Each of the Parties shall bear such Party’s respective expenses, including the fees and expenses of its counsel, incurred in negotiating and preparing this Agreement.

k.       Interpretation. Each Party to this Agreement acknowledges that they have participated in the negotiation of this Agreement, and that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or any government or judicial authority by reason of such person having been deemed to have structured, dictated or drafted such provision.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

The Company:	GOPHER PROTOCOL INC., a Nevada Corporation

	By:	/s/ Kevin Pickard
Printed Name: Kevin Pickard Title: Interim CFO

Employee:	/s/ Douglas L. Davis
Print Name: Douglas L. Davis